Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.
INTO
SRKP 22, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

SRKP 22, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on October 11, 2007 pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of stock of China Intelligent Lighting and Electronics, Inc., a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by resolutions of its board of directors duly adopted by unanimous written consent on January 14, 2010 determined to merge into itself said China Intelligent Lighting and Electronics, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth:  The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form:  The name of the Company is China Intelligent Lighting and Electronics, Inc.

Fifth:  The merger shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, SRKP 22, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer this 15th day of January 2010.

SRKP 22, Inc.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

Exhibit A

RESOLUTIONS OF MERGER

Name Change

WHEREAS, the Board believes it to be in the best interest of the Company to change its name to China Intelligent Lighting and Electronics, Inc. to better reflect the business of the Company in light of the Share Exchange;

WHEREAS, the Company owns 1,000 shares of common stock of China Electric Motor, Inc, constituting 100% of the outstanding common stock of China Intelligent Lighting and Electronics, Inc., the only class of capital stock outstanding;

WHEREAS, Section 253 of the Delaware General Corporation Law (“DGCL”) permits the “short-form” merger into a parent corporation of a subsidiary corporation where at least 90% of the outstanding shares of each class of stock of the subsidiary corporation are owned by the parent corporation by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of adoption; and

WHEREAS, the Board believes, based on discussions with, the analysis of, and the recommendation of the Company’s management, and after consideration of the following factors, among others, that it is in the best interest of the Company’s stockholders to effect a short-form merger to effectuate a name change to better reflect the Company’s line of business.

NOW, THEREFORE, BE IT RESOLVED, that the form of Certificate of Short Form Merger, (the “Certificate of Merger”), is hereby adopted and approved with such additions, modifications, or deletions as the officers of the Company deem necessary or appropriate and in the best interest of the Company and its stockholders;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby are, authorized and directed to cause the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware; and

RESOLVED FURTHER that the officers of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Company, to execute and deliver any and all contracts, deeds, and writings of any nature and to do any other act or thing that may be necessary or desirable to carry out the foregoing.